Exhibit 13(x)

AMENDMENT NO. 3 TO

THE SERVICES AGREEMENT

THIS AMENDMENT No. 3 is to be effective as of January 25, 2024 (“Amendment”) to that certain Fund Accounting and Compliance Services Agreement dated June 1, 2019 (“Agreement”), by and between Cavanal Hill Funds, a Massachusetts business trust (“Client”) and Citi Fund Services Ohio, Inc. (“Service Provider” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain fund accounting and compliance services for the Client pursuant to the Agreement;

WHEREAS, the Parties wish to amend Agreement Schedule A to reflect the addition to and removal of certain funds to the portfolio of the Client; and

WHEREAS, the Parties wish to amend Agreement Exhibit A to reflect certain updated fees.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Schedule A.

Schedule A is hereby deleted in its entirety and replaced with the Schedule A attached to the end of this Amendment.

2.	Amendment to Exhibit A.

Exhibit A is hereby deleted in its entirety and replaced with the Exhibit A attached to the end of this Amendment.

3.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

4.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment. Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

b.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

c.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Remainder of page intentionally left blank. Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.

By:	/s/ John Danko
Name:	John Danko
Title:	President
Date:	2/8/2024

CAVANAL HILL FUNDS

By:	/s/ Bill King
Name:	Bill King
Title:	President & CEO
Date:	2/3/2024

Schedule A

List of Funds

1.	U.S. Treasury Fund
2.	Government Securities Money Market Fund
3.	Limited Duration Fund
4.	Moderate Duration Fund
5.	Bond Fund
6.	Strategic Enhanced Yield Fund
7.	Ultra Short Tax-Free Income Fund
8.	World Energy Fund
9.	Hedged Income Fund

Exhibit A

Fee Schedule – Fund Accounting and Compliance Services

The Funds shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

Fund Accounting

The Funds shall pay an annual fee with respect to the Funds as follows:

A.	Asset-Based Fee

The Funds shall pay Service Provider:

2.25 basis points of the first $2.0 billion in aggregate net assets of all Funds, plus

1.50 basis points of the next $2.0 million of the aggregate net assets of all Funds, plus

1.00 basis points of the aggregate net assets of all Funds in excess of $4.0 billion.

Minimum Fee

In addition, there shall be an annual minimum fee for the Funds. The annual minimum fee (calculated and payable monthly) shall equal the product of the number of Funds multiplied by $58,009.39 (the “Annual Minimum Fee”). Should the amount of fees (excluding expenses or other out-of-pocket costs) payable to Citi hereunder for a calendar month be less than the Annual Minimum Fee divided by twelve (12), the Trust shall pay the difference.

B.	Fair Value Support Services Fee

As compensation for Fair Value Support Services Citi shall receive the following annual service fee for each Fund that the Board of trustees of the Trust designates as being subject to fair value determinations and for which Fair Value Support services are to be provided by Citi hereunder, as follows:

Annual Fee

For each Fund with less than 200 securities:	$5,800.94	per fund
For each Fund with at least 200 securities	$8,350.68	per fund

The annual fee will be billed in equal monthly installments.

The foregoing fees do not include out of pocket costs. Service Provider shall also be reimbursed by the Funds for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds.

C.	Security Pricing Fees

Asset Type	Monthly Fee ($)
Equities	1.85
Asset Backed	15.55
General Bonds	11.65
Government Bonds	11.65

Complex Debt	13.20
Listed Derivatives	3.00
Simple OTCs	21.95
Mid Tier OTCs	72.05
Complex OTCs	313.85

Notes

1.	Monthly rates reflected are based upon current primary pricing vendor selections.
2.	Each “Asset Type” can typically be expected to include the following security types:
•	Equities: Domestic Equity, Foreign Equity, Warrants
•	Asset Backed: ABS, MBS, CMO’s, CMBs
•	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds
•	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds
•	Complex Debt: Bank Loans
•	Listed Derivatives: Futures, options
•	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap
•	Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps
•	Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs
3.	Security Pricing Valuation Services will not be subject to the annual fee increase.
4.	The fees for Security Pricing Valuation Services are calculated for the Fund Complex in its entirety based on the number unique securities held within each asset type on a monthly basis.

D.	Other Fees

SOC-1 / SSAE 18 Charges (per Class)	$139.18

E.	Compliance Services Fee

38a-1 Compliance Fee	$50,000
CCO Fee	$60,000

Fee Allocation

For the avoidance of doubt, all fees set forth above shall be allocated and paid by all Funds.

Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out- of-pocket expenses and miscellaneous charges:

A.       Reimbursement of Expenses. Funds shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services (upon reasonable request, not to occur too frequently, Service Provider shall provide invoices or other documentation evidencing such expenses), including, but not limited to:

i.	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Funds and in delivering all materials to Unitholders;
ii.	The cost of obtaining security and issuer information;
iii.	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
iv.	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;
v.	All copy charges;
vi.	Any expenses Service Provider shall incur at the written direction of a duly Authorized officer of the Funds;
vii.	All systems-related expenses associated with the provision of special reports;
viii.	The cost of tax data services;
ix.	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/Funds meetings; and
x.	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.       Miscellaneous Service Fees and Charges. In addition to the amounts set forth above, Service Provider shall be entitled to receive the following amounts from the Funds:

i.	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Funds, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;
ii.	Fees for development of custom interfaces pre-approved by the Funds, billed at the rate of $150 per hour;
iii.	Ad hoc reporting fees pre-approved by the Funds, billed at the rate of $150 per hour;
iv.	Check and payment processing fees; and
v.	Costs of rating agency services.

Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement, excluding the Compliance Services Fees, by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.